ACQUISITION AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 12, 1999

                                     BETWEEN

                           VAN AMERICAN CAPITAL, LTD.

                                       AND

                               SALESREPCENTRAL.COM

TABLE OF CONTENTS


ARTICLE 1. The Merger
  Section 1.1.                                                        The Merger
  Section 1.2.                                                    Effective Time
  Section 1.3.                                             Closing of the Merger
  Section 1.4.                                             Effects of the Merger
  Section 1.5.                                   Board of Directors and Officers
  Section 1.6.                                              Conversion of Shares
  Section 1.7.                                          Exchange of Certificates
  Section 1.8.                                                     Stock Options
  Section 1.9.                        Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of VAC
  Section 2.1.                                    Organization and Qualification
  Section 2.2.                                             Capitalization of VAC
  Section 2.3.             Authority Relative to this Agreement; Recommendation.
  Section 2.4.                                 SEC Reports; Financial Statements
  Section 2.5.                                              Information Supplied
  Section 2.6.                             Consents and Approvals; No Violations
  Section 2.7.                                                        No Default
  Section 2.8.                    No Undisclosed Liabilities; Absence of Changes
  Section 2.9.                                                        Litigation
  Section 2.10.                                   Compliance with Applicable Law
  Section 2.11.                            Employee Benefit Plans; Labor Matters
  Section 2.12.                               Environmental Laws and Regulations
  Section 2.13.                                                      Tax Matters
  Section 2.14.                                                Title To Property
  Section 2.15.                                            Intellectual Property
  Section 2.16.                                                        Insurance
  Section 2.17.                                                    Vote Required
  Section 2.18.                                                    Tax Treatment
  Section 2.19.                                                       Affiliates
  Section 2.20.                                       Certain Business Practices
  Section 2.21.                                                Insider Interests
  Section 2.22.                                     Opinion of Financial Adviser
  Section 2.23.                                                          Brokers
  Section 2.24.                                                       Disclosure
  Section 2.25.                                           No Existing Discussion
  Section 2.26.                                               Material Contracts

ARTICLE 3. Representations and Warranties of SRC.
  Section 3.1.                                    Organization and Qualification
  Section 3.2.                                             Capitalization of SRC
  Section 3.3.              Authority Relative to this Agreement; Recommendation
  Section 3.4.                                 SEC Reports; Financial Statements
  Section 3.5.                                              Information Supplied
  Section 3.6.                             Consents and Approvals; No Violations
  Section 3.7.                                                        No Default
  Section 3.8                     No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                                                        Litigation
  Section 3.10.                                   Compliance with Applicable Law
  Section 3.11.                            Employee Benefit Plans; Labor Matters
  Section 3.12.                               Environmental Laws and Regulations
  Section 3.13.                                                      Tax Matters
  Section 3.14.                                                Title to Property
  Section 3.15.                                            Intellectual Property
  Section 3.16.                                                        Insurance
  Section 3.17.                                                    Vote Required
  Section 3.18.                                                    Tax Treatment
  Section 3.19.                                                       Affiliates
  Section 3.20.                                       Certain Business Practices
  Section 3.21.                                                Insider Interests
  Section 3.22.                                     Opinion of Financial Adviser
  Section 3.23.                                                          Brokers
  Section 3.24.                                                       Disclosure
  Section 3.25.                                          No Existing Discussions
  Section 3.26.                                               Material Contracts

ARTICLE 4. Covenants
  Section 4.1.                                        Conduct of Business of VAC
  Section 4.2.                                        Conduct of Business of SRC
  Section 4.3.                        Preparation of 8-K and the Proxy Statement
  Section 4.4.                                         Other Potential Acquirers
  Section 4.5.                                          Meetings of Stockholders
  Section 4.6.                                               NASD OTC:BB Listing
  Section 4.7.                                             Access to Information
  Section 4.8.                        Additional Agreements; Reasonable Efforts.
  Section 4.9.       Employee Benefits; Stock Option and Employee Purchase Plans
  Section 4.10.                                             Public Announcements
  Section 4.11.                                                  Indemnification
  Section 4.12.                                  Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger
            Conditions to Each Party's Obligations to Effect the
  Section 5.1.                                                            Merger
  Section 5.2.                              Conditions to the Obligations of VAC
  Section 5.3.                              Conditions to the Obligations of SRC

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1.                                                       Termination
  Section 6.2.                                             Effect of Termination
  Section 6.3.                                                 Fees and Expenses
  Section 6.4.                                                         Amendment
  Section 6.5.                                                 Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1.                     Nonsurvival of Representations and Warranties
  Section 7.2.                                      Entire Agreement; Assignment
  Section 7.3.                                                          Validity
  Section 7.4.                                                           Notices
  Section 7.5.                                                     Governing Law
  Section 7.6.                                              Descriptive Headings
  Section 7.7.                                               Parties in Interest
  Section 7.8.                                               Certain Definitions
  Section 7.9.                                                Personal Liability
  Section 7.10.                                             Specific Performance
  Section 7.11.                                                     Counterparts

                       AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of October 12, 1999, is between Van American Capital, Ltd, a Nevada corporation ("VAC"), and Salesrepcentral, Inc., a Nevada corporation ("SRC").

     Whereas, the Boards of Directors of VAC and SRC each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas,   VAC   and  SRC  desire  to  make  certain  representations,
warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now,   therefore,   in   consideration  of  the   premises   and   the
representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, VAC and SRC hereby agree as follows:

                                 ARTICLE I

                                The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the state of Nevada (the
"NGCL"), SRC shall be merged with and into VAC (as defined below) (the ''Merger`). Following the Merger, VAC shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of SRC shall cease. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Surviving Corporation; however, initially the Surviving Corporation shall be named Salesrepcentral.com a Nevada corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of SRC and VAC, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Sperry Young & Stoecklein, 1850
E. Flamingo Rd., Suite 111, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of SRC shall vest in the Surviving Corporation, and all debts, liabilities and duties of SRC shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Board of Directors and Officers of VAC. At or prior to the Effective Time, each of SRC and VAC agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of VAC to be one (1) person and (ii) to cause Ralph John Massetti, Jr. (the "SRC Designee") to be elected as director of VAC. In addition, VAC majority stockholders of VAC prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the SRC Designee to serve on VAC's Board of Directors until the 2000 Annual Meeting. If the SRC Designee, respectively, shall decline or be unable to serve as a director prior to the Effective Time, SRC shall nominate another person to serve in such person's stead which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Ralph John Massetti, Jr. shall be Chief Executive Officer, President Chairman, Secretary, and Treasurer of VAC.


     Section 1.6. Conversion of Shares.

     (a) At the Effective Time, each share of common stock, par value $.001 per share of SRC (individually a "SRC Share" and collectively, the "SRC Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SRC, VAC, or the holder thereof, be converted into and shall become fully paid and nonassessable VAC common shares determined by dividing (i) Nine Million Seven Hundred Ninety-Eight Thousand, One Hundred and Fifty (9,798,150), by
(ii) the total number of shares of SRC, Twenty Million Seven Hundred Fifty Thousand (20,750,000) outstanding immediately prior to the Effective Time (such quotient, the "Exchange Ratio"). The holder of one or more shares of SRC common stock shall be entitled to receive in exchange therefor a number of shares of VAC Common Stock equal to the product of (x) (the number of shares of SRC common stock (20,750,000)), times (y) (the Exchange Ratio. VAC Shares and SRC Shares are sometimes referred to collectively herein as "Shares." By way of example, 9,798,150 / 20,750,000 = .4722 (the Exchange Ratio). The number of shares of SRC common stock held by a stockholder (100,000) times the Exchange Ratio of .4722 equals 47,220 shares of VAC Shares to be issued.

     (b) At the Effective Time, in addition to the common shares of VAC to be issued, each share of common stock, par value $.001 per share of SRC (individually a "SRC Share" and collectively, the "SRC Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SRC, VAC, or the holder thereof, shall receive fully paid and nonassessable VAC preferred shares determined by dividing (i) Fourteen Thousand Five Hundred and Twenty-Five (14,525), by (ii) the total number of shares of SRC, Twenty Million Seven Hundred Fifty Thousand (20,750,000) outstanding immediately prior to the Effective Time (such quotient, the "Exchange Ratio"). The holder of one or more shares of SRC common stock shall be entitled to receive in exchange therefor a number of shares of VAC preferred stock equal to the product of
(x) (the number of shares of SRC Common Stock (20,750,000)), times (y) (the Exchange Ratio. VAC Shares and SRC Shares are sometimes referred to collectively herein as "Shares." By way of example, 14,525/20,750,000 =
 .0007 (the Exchange Ratio). The number of shares of SRC common stock held by a stockholder (100,000) times the Exchange Ratio of .0007 equals 70 shares of VAC preferred shares to be issued.


     (b) At the Effective Time, each SRC Share held in the treasury of SRC, by SRC immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SRC or VAC be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     Section 1.7. Exchange of Certificates.

     (a) Prior to the Effective Time, VAC shall enter into an agreement with, and shall deposit with, Sperry Young & Stoecklein, or such other agent or agents as may be satisfactory to VAC and SRC (the "Exchange Agent'), for the benefit of the holders of SRC Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of VAC Shares to be issued to holders of SRC Shares issuable pursuant to Section 1.6 in exchange for outstanding SRC Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding SRC Shares (the "Certificates") whose shares were converted into the right to receive VAC Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SRC and VAC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing VAC Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole VAC Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of the Cash Fund, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of SRC Shares which are not registered in the transfer records of SRC, a certificate representing the proper number of VAC Shares may be issued to a transferee if the Certificate representing such SRC Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or VAC to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing VAC Shares as contemplated by this Section 1.8.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to VAC Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the VAC Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for SRC Shares or VAC Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such VAC Shares and cash in lieu of fractional VAC Shares, if any, as may be required pursuant to this Agreement; provided, however, that VAC or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All VAC Shares issued upon the surrender for exchange of SRC Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10 shall be deemed to have been issued in full satisfaction of all rights pertaining to such SRC Shares. There shall be no further registration of transfers on the stock transfer books of either of SRC or VAC of the SRC Shares or VAC Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to VAC for any reason, they shall be canceled and exchanged as provided in this Article I.

     (f) No fractional VAC Shares shall be issued in the Merger, but in lieu thereof each holder of SRC Shares otherwise entitled to a fractional VAC Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

     (g) The VAC Preferred Convertible Shares, shall be automatically convertible into the Common Shares of VAC two years from the Closing Date, at the rate of 1000 Common Shares for each convertible preferred share.

     Section 1.8. At the Effective Time, each outstanding option to purchase SRC Shares, if any (a "SRC Stock Option" or collectively, "SRC Stock Options") issued pursuant to any SRC Stock Option Plan or SRC Long Term Incentive Plan whether vested or unrested, shall be cancelled.

     Section 1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, SRC or VAC reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest VAC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SRC, the officers and directors of VAC and SRC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                 ARTICLE 2

                   Representations and Warranties of VAC

     Except as set forth on the Disclosure Schedule delivered by VAC to SRC (the "VAC Disclosure Schedule"), VAC hereby represents and warrants to SRC as follows:

     Section 2.1. Organization and Qualification.

     (a) VAC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on VAC. When used in connection with VAC, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of VAC, other than any change or effect arising out of general economic conditions unrelated to any business in which VAC is engaged, or (ii) that may impair the ability of VAC to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) VAC has heretofore delivered to SRC accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of VAC. Except as set forth on Schedule
2.1 of the VAC Disclosure Schedule, VAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on VAC.

     Section 2.2. Capitalization of VAC.

     (a) The authorized capital stock of VAC consists of: (i) Fifty Million (50,000,000) VAC Shares, of which, as of September 30, 1999, 3,217,500 VAC Shares were issued and outstanding, and no VAC Shares were held in treasury. Concurrent with the execution of this Plan of Merger, the Board of Directors of VAC shall approve a 1.5:1 forward split of its Common
Stock. After the 1.5:1 forward split there shall be 4,826,250 VAC common shares issued and outstanding. In addition, concurrent with the Execution of the Plan of Merger, the authorized preferred stock shall be Ten Million (10,000,000) shares at $.001 par value. All of the outstanding VAC Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of VAC, (ii) securities of VAC convertible into or exchangeable for shares of capital stock or voting securities of VAC, except for the preferred shares of VAC, (iii) options or other rights to acquire from VAC and, except as described in the VAC SEC Reports (as defined below), no obligations of VAC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of VAC, and (iv) equity equivalents, interests in the ownership or earnings of VAC or other similar rights (collectively, "VAC Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the VAC Disclosure Schedule there are no outstanding obligations of VAC or its subsidiaries to repurchase, redeem or otherwise acquire any VAC Securities or stockholder agreements, voting trusts or other agreements or understandings to which VAC is a party or by which it is bound relating to the voting or registration of any shares of capital stock of VAC. For purposes of this Agreement, ''Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The VAC Shares constitute the only class of equity securities of VAC registered or required to be registered under the Exchange Act.

     (c) VAC does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation.

     (a) VAC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of VAC (the "VAC Board") and no other corporate proceedings on the part of VAC are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding VAC Shares. This Agreement has been duly and validly executed and delivered by VAC and constitutes a valid, legal and binding agreement of VAC, enforceable against VAC in accordance with its terms.

     (b) The VAC Board has resolved to recommend that the stockholders of VAC approve and adopt this Agreement.

     Section 2.4. SEC Reports; Financial Statements.

     (a) VAC has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since June 30, 1999, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. VAC has heretofore delivered or promptly will deliver prior to the Effective Date to SRC, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, (ii) all definitive proxy statements relating to VAC's meetings of stockholders (whether annual or special) held since June 30, 1999, if any, and (iii) all other reports or registration statements filed by VAC with the SEC since June 30, 1999 (all of the foregoing, collectively, the "VAC SEC Reports"). None of such VAC SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of VAC included in the VAC SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of VAC as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the VAC SEC Reports have been so filed.

     (b) VAC has heretofore made available or promptly will make available to SRC a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by VAC with the SEC pursuant to the Exchange Act.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by VAC for inclusion or incorporation by reference in connection with the Merger (the "Proxy Statement") will at the date mailed to stockholders of VAC and at the times of the meeting or meetings of stockholders of VAC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of VAC's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ''HSR Act''), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the VAC Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by VAC of this Agreement or the consummation by VAC of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on VAC.

     Except as set forth in Section 2.6 of the VAC Disclosure Schedule, neither the execution, delivery and performance of this Agreement by VAC nor the consummation by VAC of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of VAC, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which VAC is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to VAC or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on VAC.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the VAC Disclosure Schedule, VAC is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which VAC is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to VAC or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on VAC. Except as set forth in Section 2.7 of the VAC Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which VAC is now a party or by which its respective properties or assets may be bound that is material to VAC and that has not expired is in full force and effect and is not subject to any material default thereunder of which VAC is aware by any party obligated to VAC thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the VAC Disclosure Schedule and except as and to the extent publicly disclosed by VAC in the VAC SEC Reports, as of December 31, 1996, VAC does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of VAC (including the notes thereto) or which would have a Material Adverse Effect on VAC. Except as publicly disclosed by VAC, since June 30, 1999, VAC has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to VAC having or which reasonably could be expected to have, a Material Adverse Effect on VAC. Except as and to the extent publicly disclosed by VAC in the VAC SEC Reports and except as set forth in Section 2.8 of the VAC Disclosure Schedule, since June 30,1999, there has not been (i) any material change by VAC in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by VAC of any of its assets having a Material Adverse Effect on VAC, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to
Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as publicly disclosed by VAC in the VAC SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of VAC, threatened against VAC or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on VAC or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by VAC in the VAC SEC Reports, VAC is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on VAC or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by VAC in the VAC SEC Reports, VAC holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'VAC Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on VAC. Except as publicly disclosed by VAC in the VAC SEC Reports, VAC is in compliance with the terms of the VAC Permits, except where the failure so to comply would not have a Material Adverse Effect on VAC. Except as publicly disclosed by VAC in the VAC SEC Reports, the business of VAC is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on VAC. Except as publicly disclosed by VAC in the VAC SEC Reports, no investigation or review by any Governmental Entity with respect to VAC is pending or, to the knowledge of VAC, threatened, nor, to the knowledge of VAC, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which VAC reasonably believes will not have a Material Adverse Effect on VAC.

     Section 2.11. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2.11(a) of the VAC Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by VAC or any entity required to be aggregated with VAC pursuant to Section 414 of the Code (each, a "VAC Employee Plan"), no event has occurred and to the knowledge of VAC, no condition or set of circumstances exists in connection with which VAC could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on VAC.

     (b) (i) No VAC Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each VAC Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the VAC Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any VAC Stock Options, together with the number of VAC Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the VAC Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. VAC has furnished SRC with complete copies of the plans pursuant to which the VAC Stock Options were issued. Other than the automatic vesting of VAC Stock Options that may occur without any action on the part of VAC or its officers or directors, VAC has not taken any action that would result in any VAC Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) VAC has made available to SRC (i) a description of the terms of employment and compensation arrangements of all officers of VAC and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating VAC to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of VAC who have executed a non-competition agreement with VAC and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of VAC with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of VAC with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the VAC Disclosure Schedule.

     (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any VAC Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of VAC, threatened, between VAC and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on VAC. Neither VAC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by VAC or any of its subsidiaries (and neither VAC nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does VAC know of any activities or proceedings of any labor union to organize any of its or employees. VAC has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by VAC in the VAC SEC Reports, (i) VAC is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on VAC, which compliance includes, but is not limited to, the possession by VAC of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) VAC has not received written notice of, or, to the knowledge of VAC, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ''Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on VAC; and (iii) to the knowledge of VAC, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by VAC, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on VAC that are pending or, to the knowledge of VAC, threatened against VAC or, to the knowledge of VAC, against any person or entity whose liability for any Environmental Claim VAC has or may have retained or assumed either contractually or by operation of law.

     Section 2.13. Tax Matters.

     (a)  Except  as  set  forth  in Section 2.13  of  the  VAC  Disclosure
Schedule: (i) VAC has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of VAC and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to VAC have been paid in full or have been provided for in accordance with GAAP on VAC's most recent balance sheet which is part of the VAC SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to VAC; (iv) to the knowledge of VAC none of the Tax Returns of or with respect to VAC is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to VAC which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. VAC has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on VAC; and, to VAC's knowledge, all leases pursuant to which VAC leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of VAC, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which VAC has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on VAC.

     Section 2.15. Intellectual Property.

     (a) VAC owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "VAC Intellectual Property Rights").

     (b) The validity of the VAC Intellectual Property Rights and the title thereto of VAC is not being questioned in any litigation to which VAC is a party.

     (c) Except as set forth in Section 2.15(c) of the VAC Disclosure Schedule, the conduct of the business of VAC as now conducted does not, to VAC's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any VAC Intellectual Property Rights.

     (d) VAC has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where VAC has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. VAC currently does not maintain general liability and other business insurance.

     Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding VAC Shares is the only vote of the holders of any class or series of VAC's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 2.18. Tax Treatment. Neither VAC nor, to the knowledge of VAC, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for Principal VAC Stockholder ("PVS") and the directors and executive officers of VAC, each of whom is listed in
Section 2.19 of the VAC Disclosure Schedule, there are no persons who, to the knowledge of VAC, may be deemed to be affiliates of VAC under Rule 1-02(b) of Regulation S-X of the SEC (the "VAC Affiliates").

     Section 2.20. Certain Business Practices. None of VAC or any directors, officers, agents or employees of VAC has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the VAC Disclosure Schedule, neither PVS nor any officer or director of VAC has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or VAC Intellectual Property Rights, used in or pertaining to the business of VAC, expect for the ordinary rights of a stockholder or employee stock optionholder.

     Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the VAC Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of VAC Shares.

     Section 2.23. Brokers. No broker, finder or investment banker (other than the VAC Financial Adviser, a true and correct copy of whose engagement agreement has been provided to SRC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VAC.

     Section 2.24. Disclosure. No representation or warranty of VAC in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to SRC pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.25. No Existing Discussions. As of the date hereof, VAC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

     Section 2.26. Material Contracts.

     (a) VAC has delivered or otherwise made available to SRC true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which VAC is a party affecting the obligations of any party thereunder) to which VAC is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of VAC taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of VAC taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which VAC is a party involving employees of
VAC); (ii) licensing, publishing, merchandising or distribution agreements;
(iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 30, 1999; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "VAC Contracts"). VAC is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the VAC Contracts is valid and enforceable in accordance with its terms, and there is no default under any VAC Contract so listed either by VAC or, to the knowledge of VAC, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by VAC or, to the knowledge of VAC, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on VAC.

     (c) No party to any such VAC Contract has given notice to VAC of or made a claim against VAC with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on VAC.

                                 ARTICLE 3

                   Representations and Warranties of SRC

     Except as set forth on the Disclosure Schedule delivered by SRC to VAC (the "SRC Disclosure Schedule"), SRC hereby represents and warrants to VAC as follows:

     Section 3.1. Organization and Qualification.

     (a) Each of SRC and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on SRC. When used in connection with SRC, the term "Material Adverse Effect'' means any change or effect
(i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of SRC and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which SRC and its subsidiaries are engaged, or (ii) that may impair the ability of SRC to consummate the transactions contemplated hereby.

     (b) SRC has heretofore delivered to VAC accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of SRC. Each of SRC and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on SRC.

     Section 3.2. Capitalization of SRC.

     (a) As of August 31, 1999, the authorized capital stock of SRC consists of; (i) One Hundred Million (100,000,000) SRC common Shares, $.001 par value, 20,750,000 common Shares were issued and were outstanding, and
(ii) Ten Million (10,000,000) SRC preferred shares, $.001 par value, and no preferred shares were issued or outstanding. All of the outstanding SRC Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth in Section 3.2(b) of the SRC Disclosure Schedule, SRC is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Except as set forth in Section 3.2(c) of the SRC Disclosure Schedule, between August 31, 1999 and the date hereof, no shares of SRC's capital stock have been issued and no SRC Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of SRC, (ii) securities of SRC or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of SRC, (iii) options or other rights to acquire from SRC or its subsidiaries, or obligations of SRC or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SRC, or (iv) equity equivalents, interests in the ownership or earnings of SRC or its subsidiaries or other similar rights (collectively, "SRC Securities"). As of the date hereof, there are no outstanding obligations of SRC or any of its subsidiaries to repurchase, redeem or otherwise acquire any SRC Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which SRC is a party or by which it is bound relating to the voting or registration of any shares of capital stock of SRC.

     (d) Except as set forth in Section 3.2(d) of the SRC Disclosure Schedule, there are no securities of SRC convertible into or exchangeable for, no options or other rights to acquire from SRC, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of SRC.

     (e) The SRC Shares constitute the only class of equity securities of SRC or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the SRC Disclosure Schedule, SRC does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) SRC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of SRC (the "SRC Board"), and no other corporate proceedings on the part of SRC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding SRC Shares. This Agreement has been duly and validly executed and delivered by SRC and constitutes a valid, legal and binding agreement of SRC, enforceable against SRC in accordance with its terms.

     (b) The SRC Board has resolved to recommend that the stockholders of SRC approve and adopt this Agreement.

     Section 3.4. SEC Reports; Financial Statements. SRC is not required to file forms, reports and documents with the SEC.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by SRC for inclusion or incorporation by reference to (i) the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of VAC, if any, and at the times of the meeting or meetings of stockholders of VAC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of SRC's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the SRC Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by SRC of this Agreement or the consummation by SRC of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on SRC.

     Neither the execution, delivery and performance of this Agreement by SRC nor the consummation by SRC of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of SRC or any of SRC's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SRC or any of SRCis subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to SRC or any of SRC's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on SRC.

     Section 3.7. No Default. None of SRC or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SRC or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to SRC, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on SRC. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SRC or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to SRC and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which SRC is aware by any party obligated to SRC or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by SRC in the SRC, none of SRC or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of SRC and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on SRC. Except as disclosed by SRC, none of SRC or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to SRC or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on SRC. Except as and to the extent disclosed by SRC there has not been (i) any material change by SRC in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by SRC of any of its assets having a Material Adverse Effect on SRC, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to
Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the SRC Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of SRC, threatened against SRC or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SRC or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by SRC, none of SRC or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on SRC or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as disclosed by SRC, SRC and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SRC Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on SRC. Except as disclosed by SRC, SRC and its subsidiaries are in compliance with the terms of the SRC Permits, except where the failure so to comply would not have a Material Adverse Effect on SRC. Except as disclosed by SRC, the businesses of SRC and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on SRC. Except as disclosed by SRC no investigation or review by any Governmental Entity with respect to SRC or its subsidiaries is pending or, to the knowledge of SRC, threatened, nor, to the knowledge of SRC, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which SRC reasonably believes will not have a Material Adverse Effect on SRC.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by SRC, any of its subsidiaries or any entity required to be aggregated with SRC or any of its subsidiaries pursuant to
Section 414 of the Code (each, a "SRC Employee Plan"), no event has occurred and, to the knowledge of SRC, no condition or set of circumstances exists in connection with which SRC or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on SRC.

     (b) (i) No SRC Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each SRC Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the SRC Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any SRC Stock Options, together with the number of SRC Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the SRC Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. SRC has furnished VAC with complete copies of the plans pursuant to which the SRC Stock Options were issued. Other than the automatic vesting of SRC Stock Options that may occur without any action on the part of SRC or its officers or directors, SRC has not taken any action that would result in any SRC Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) SRC has made available to VAC (i) a description of the terms of employment and compensation arrangements of all officers of SRC and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating SRC to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of SRC who have executed a non-competition agreement with SRC and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of SRC with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the SRC with or relating to its employees which contain change in control provisions.

     (e) Except as disclosed in Section 3.11(e) of the SRC Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any SRC Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of SRC threatened, between SRC or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on SRC. Neither SRC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SRC or any of its subsidiaries (and neither SRC nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does SRC know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. SRC has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by SRC, (i) each of SRC and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on SRC, which compliance includes, but is not limited to, the possession by SRC and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of SRC or its subsidiaries has received written notice of, or, to the knowledge of SRC, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on SRC; and (iii) to the knowledge of SRC, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by SRC, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on SRC that are pending or, to the knowledge of SRC, threatened against SRC or any of its subsidiaries or, to the knowledge of SRC, against any person or entity whose liability for any Environmental Claim SRC or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the SRC Disclosure Schedule: (i) SRC and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of SRC and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to SRC and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on SRC's most recent balance sheet which is part of the SRC SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to SRC or its subsidiaries; (iv) to the knowledge of SRC none of the Tax Returns of or with respect to SRC or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to SRC or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. SRC and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on SRC; and, to SRC's knowledge, all leases pursuant to which SRC or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of SRC, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which SRC or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on SRC.

     Section 3.15. Intellectual Property.

     (a) Each of SRC and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "SRC Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the SRC Disclosure Schedule the validity of the SRC Intellectual Property Rights and the title thereto of SRC or any subsidiary, as the case may be, is not being questioned in any litigation to which SRC or any subsidiary is a party.

     (c) The conduct of the business of SRC and its subsidiaries as now conducted does not, to SRCis knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any SRC Intellectual Property Rights.

     (d) Each of SRC and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where SRC has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. SRC and its subsidiaries maintain general liability and other business insurance that SRC believes to be reasonably prudent for its business.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding SRC Shares is the only vote of the holders of any class or series of SRC's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither SRC nor, to the knowledge of SRC, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of SRC, each of whom is listed in Section 3.19 of the SRC Disclosure Schedule, there are no persons who, to the knowledge of SRC, may be deemed to be affiliates of SRC under Rule 1-02(b) of Regulation S-X of the SEC (the "SRC Affiliates").

     Section 3.20. Certain Business Practices. None of SRC, any of its subsidiaries or any directors, officers, agents or employees of SRC or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the SRC Disclosure Schedule, no officer or director of SRC has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or SRC Intellectual Property Rights, used in or pertaining to the business of SRC or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the SRC Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of SRC Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the SRC Financial Adviser, a true and correct copy of whose engagement agreement has been provided to VAC) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SRC.

     Section 3.24. Disclosure. No representation or warranty of SRC in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to VAC pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, SRC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26. Material Contracts.

     (a) SRC has delivered or otherwise made available to VAC true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which SRC is a party affecting the obligations of any party thereunder) to which SRC or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of SRC and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of SRC and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which SRC is a party involving employees of
SRC); (ii) licensing, publishing, merchandising or distribution agreements;
(iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and
(vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'SRC Contracts"). Neither SRC nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the SRC Contracts is valid and enforceable in accordance with its terms, and there is no default under any SRC Contract so listed either by SRC or, to the knowledge of SRC, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by SRC or, to the knowledge of SRC, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on SRC.

     (c) No party to any such SRC Contract has given notice to SRC of or made a claim against SRC with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on SRC.

                                 ARTICLE 4

                                 Covenants

     Section 4.1. Conduct of Business of VAC. Except as contemplated by this Agreement or as described in Section 4.1 of the VAC Disclosure Schedule, during the period from the date hereof to the Effective Time, VAC will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the VAC Disclosure Schedule, prior to the Effective Time, VAC will not, without the prior written consent of SRC:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d)  adopt  a  plan  of complete or partial liquidation,  dissolution,
merger,    consolidation,   restructuring,   recapitalization   or    other
reorganization of VAC (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of VAC; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent VAC from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to SRC (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to VAC);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to VAC; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;
provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to VAC;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on VAC;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of SRC. Except as contemplated by this Agreement or as described in Section 4.2 of the SRC Disclosure Schedule during the period from the date hereof to the Effective Time, SRC will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the SRC Disclosure Schedule, prior to the Effective Time, SRC will not, without the prior written consent of:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d)  adopt  a  plan  of complete or partial liquidation,  dissolution,
merger    consolidation,   restructuring,   recapitalization    or    other
reorganization of SRC (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of SRC or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent SRC or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to SRC);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to SRC; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000:
provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to SRC and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on SRC;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the SRC contained in this Agreement untrue or incorrect.

     Section 4.3. Preparation of 8-K and the Proxy Statement. SRC and shall promptly prepare and file with the SEC the Proxy Statement, if required by counsel.

     Section 4.4. Other Potential Acquirers.

     (a) SRC, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Meetings of Stockholders. Each of SRC and VAC shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of VAC and the General Corporation Law of its respective state, and its charter and bylaws, in the case of SRC. VAC and SRC will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

     Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to cause the VAC Shares, subject to Rule 144, to be traded on the Over The Counter Bulletin Board (OTC:BB).

     Section 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, VAC will give SRC and its authorized representatives, and SRC will give VAC and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, VAC shall furnish to SRC, and SRC will furnish to VAC, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, SRC and VAC agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. Subject to the provisions of Section 1.6(d) hereof, prior to the Effective Time, VAC will take or cause to be taken all action necessary to adopt and or revise the employment agreements of Ralph Massetti with VAC. It is the parties' present intent to provide after the Effective Time to employees of SRC employee benefit plans (other than stock option or other plans involving the potential issuance of securities of VAC) which, in the aggregate, are not less favorable than those currently provided by SRC. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

     Section 4.10. Public Announcements. SRC, and VAC will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NASD Over The Counter Bulletin Board (OTC:BB) as determined by SRC or VAC.

     Section 4.11. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, VAC shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the ''Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) VAC shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to VAC, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) VAC will cooperate in the defense of any such matter and
(iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and VAC's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to VAC and the Indemnified Party; provided, however, that VAC shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, c conflict on any significant issue between positions of any two or more Indemnified Parties.

       (b) In the event VAC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of VAC shall assume the obligations set forth in this Section 4.11.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of VAC and SRC and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in VAC's and SRC's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                 ARTICLE 5

                 Conditions to Consummation of the Merger

     Section  5.1.  Conditions to Each Party's Obligations  to  Effect  the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of VAC and SRC;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of VAC and SRC;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of VAC. The obligation of VAC to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of SRC contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on SRC) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing SRC shall have delivered to VAC a certificate to that effect;

     (b) each of the covenants and obligations of SRC to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing SRC shall have delivered to VAC a certificate to that effect;

       (d) SRC shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of SRC under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of VAC, individually or in the aggregate, have a Material Adverse Effect on SRC;

     (e) there shall have been no events, changes or effects with respect to SRC or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on SRC; and

     Section 5.3. Conditions to the Obligations of SRC. The respective obligations of SRC to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of VAC contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on VAC) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing VAC shall have delivered to SRC a certificate to that effect;

     (b) each of the covenants and obligations of VAC to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing VAC shall have delivered to SRC a certificate to that effect;

     (c) there shall have been no events, changes or effects with respect to VAC having or which could reasonably be expected to have a Material Adverse Effect on VAC.

                                 ARTICLE 6

                      Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by VAC's or SRC's stockholders:

     (a) by mutual written consent of VAC and SRC;

     (b) by SRC or VAC if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by November 30, 1999; provided, however, that no party may terminate this Agreement pursuant to this clause
(ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by VAC if (i) there shall have been a breach of any representation or warranty on the part of SRC set forth in this Agreement, or if any representation or warranty of SRC shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by November 30, 1999 (or as otherwise extended), (ii) there shall have been a breach by SRC of any of their respective covenants or agreements hereunder having a Material Adverse Effect on SRC or materially adversely affecting (or materially delaying) the consummation of the Merger, and SRC, as the case may be, has not cured such breach within 20 business days after notice by VAC thereof, provided that VAC has not breached any of its obligations hereunder, (iii) VAC shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) VAC shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by SRC if (i) there shall have been a breach of any representation or warranty on the part of VAC set forth in this Agreement, or if any representation or warranty of VAC shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by November 30, 1999 (or as otherwise extended), (ii) there shall have been a breach by VAC of its covenants or agreements hereunder having a Material Adverse Effect on VAC or materially adversely affecting (or materially delaying) the consummation of the Merger, and VAC, as the case may be, has not cured such breach within twenty business days after notice by SRC thereof, provided that SRC has not breached any of its obligations hereunder, (iii) the VAC Board shall have recommended to VAC's stockholders a Superior Proposal, (iv) the VAC Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) SRC shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) VAC shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses. Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by VAC and SRC at any time before or after approval of the Merger by the stockholders of VAC and SRC (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                 ARTICLE 7

                               Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to SRC:

     Salesrepcentral, Inc.
     1850 East Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119
  with a copy to:

     Donald J. Stoecklein
     Sperry Young & Stoecklein
     1850 East Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119
     (702) 792-2590
     (702) 794-0744

  if to VAC:

     VAN AMERICAN CAPITAL, LTD.
     Jeanette Huntley
     1135 Terminal Way, Suite 209
     Reno, NV

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of VAC or SRC or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of VAC, SRC or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which VAC, SRC or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of VAC, SRC or Newco or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
                                   Salesrepcentral, Inc.

                                   By:/s/ Ralph Massetti
                                    Name: Ralph Massetti
                                    Title: President

                                   Van American Capital Ltd.

                                   By:/s/ Jeanette Huntley
                                    Name: Jeanette Huntley
                                    Title: President

<

                          VAC DISCLOSURE SCHEDULE
Schedule 2.1   Organization                  See Amended Articles/Bylaws/Minutes

Schedule 2.6   Consents & Approvals          None Required

Schedule 2.7   No Default                    Not Applicable

Schedule 2.8   No Undisclosed Liability      None Exist

Schedule 2.9   Litigation                    None Exist

Schedule 2.10 Compliance with Applicable Law Not Applicable - full disclosed in 10KSB

Schedule 2.11 Employee Benefit Plans         Section 2.11(a) Not Applicable
- - None Exist

                                   Section 2.11(b) No Benefit Plan Exist

                                   Section 2.11( c)No Options Exist

                                   Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws and Regs    Not Applicable

Schedule 2.13 Tax Matters                    None Exist

Schedule 2.14 Title to Property              None Exist

Schedule 2.15 Intellectual Property               None Exist

Schedule 2.16 Insurance                 None Exist

Schedule  2.17   Vote  Required                  See  Shareholder   Meeting
Certificate

Schedule 2.18 Tax Treatment                  Not Applicable

Schedule 2.19 Affiliates                __________________
                                   ___________________

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    None Exist

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                         None Exist
Schedule  4.1  Conduct  of  Business              See  Amended  &  Restated
Articles

                          SRC DISCLOSURE SCHEDULE
Schedule 3.2(b) Subsidiary Stock             None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than  as
in Articles

Schedule 3.2(d) Securities conversions       None Exist

Schedule 3.2 (f) Subsidiaries                None Exist

Schedule 3.6   Consents & Approvals          None Required

Schedule 3.7   No Default                    Not Applicable

Schedule 3.8   No Undisclosed Liability      None Exist

Schedule 3.9   Litigation                    None Exist

Schedule  3.10   Compliance with Applicable Law     Not Applicable  -  full
disclosed in 10KSB

Schedule  3.11  Employee Benefit Plans         Section 3.11(  c)No  Options
Exist

                                   Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs    Not Applicable

Schedule 3.13 Tax Matters                    None Exist

Schedule 3.14 Title to Property              None Exist

Schedule 3.15(b) Intellectual Property       None Exist

Schedule 3.16 Insurance                 None Exist

Schedule  3.17   Vote  Required                  See  Shareholder   Meeting
Certificate

Schedule 3.18 Tax Treatment                  Not Applicable

Schedule 3.19 Affiliates                __________________
                                   ___________________

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest                    None Exist

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                         None Exist

Schedule  4.2  Conduct  of  Business              See  Amended  &  Restated
Articles